Sales Agency Agreement

This Sales Agency Agreement is entered into and deemed effective as of June 21, 2020 between the following entities (each a "**Party**" and collectively known as the "**Parties**"):

Immudyne Nutritional, with its principal place of business at 1301 RiverPlace Blvd., Suite 800, Jacksonville, FL 32207 (the "**Company**"), and **Hestia Insight Inc**, with its principal place of business at 400 S 4th St Suite 500, Las Vegas, NV 89101 (the "**Sales Agent**").

1. **Appointment and Authority.**

1.1 The Company hereby appoints the Sales Agent as a sales representative in the for the products set out in Appendix 1 (the "**Products**"). The Sales Agent shall be The Sales Agent only to those Customers pre-approved by the Company listed in Appendix 2 (the "**Customers**"). The Sales Agent may NOT sell to anyone other than those listed in Appendix 2. All purchase orders are subject to acceptance by the Company. The Sales Agent will have no authority to make acceptance or delivery promises to customers.

1.2 The Sales Agent hereby accepts such appointment. Any variation to the Products and/or Customers to which this Sales Agency Agreement shall apply must be agreed in writing by each of the Parties.

2. **Commissions.**

2.1 A commission of twelve and half (12.5%) percent of the "**Actual Revenue**" received by the Company (the "**Commission**") derived from sale of the Products to customers introduced to the Company and directly generated by the Sales Agent (the "**Customers**") shall be payable by the Company to the Sales Agent. The Commission shall be payable within 30 days after the actual payments are received by the Company from Customers. In the event a Customer does not make any purchases over a 15 month period, such Customer shall be stagnant and removed from Appendix 2 and the Sales Agent will forego any rights to future Commissions (unless the Sales Agent receives a written amendment from the Company, to this policy.

2.2 For the purposes of this Sales Agency Agreement, "**Actual Revenue**" shall be defined as the payments made by Customers to the Company for the Products less (i) any value added or other sales tax on them; (ii) chargebacks; and (iii) amounts referable to returned Products for which the Company has provided a refund to the relevant Customer. All Commission payments shall be made in US dollars.

2.3 The Company shall provide the following information to the Sales Agent each time a purchase order is accepted from a Customer: (i) the date of acceptance of a purchase order for Products from a Customer; (ii) the amount of Commission that will be due to the Sales Agent for each such related sale; and (iii) the date payment of Commission is estimated as being due for payment to the Sales Agent. For the avoidance of doubt, in the event a Customer contacts the Company directly in order to make an order for the purchase of Products, the Company shall reasonably notify the Sales Agent and provide the information referred to in this clause.

3. **Sale of Product.**

3.1 The Company shall during the term provide the Sales Agent with an updated copy of all price lists, delivery schedules, as well as any terms and conditions related to the Products being sold. All quotes given by the Sales Agent to potential customers shall reflect the aforementioned information.

3.2 The Sales Agent will have no authority to offer discounts or any other pricing unless prior written consent has been obtained from the Company.

3.3 The Company may change pricing, delivery costs, terms and conditions, or delivery schedules with reasonable notice to the Sales Agent. These changes will not affect any sales accepted prior to the notification date.

3.4 All quotes provided to customers must be submitted with invoicing and sales documentation for every order (subject to the Sales Agent having been provided with the required documentation by the Company for provision to Customers).

3.5 The Sales Agent shall procure that all purchase orders shall be prepared by Customers in writing and shall be submitted by the Sales Agent to the Company no later than 5 days from receipt of the purchase order from the Customer. In the event a Customer submits a purchase order directly to the Company, the provisions of clause 2.3 shall apply.

3.6 All purchase orders are subject to acceptance by the Company. The Sales Agent will have no authority to make acceptance or delivery promises to customers.

3.7 The Company will be responsible for all collection attempts but may request the reasonable assistance of the Sales Agent to collect such outstanding payments.

4. **Sales Agent Responsibilities**.

4.1 The Sales Agent will comply with the obligations set out in this Agreement.

4.2 Within 120 days of this Sales Agency Agreement's Effective Date, the Parties may agree an annual minimum quota which the Parties consider fair and reasonable.

4.3 The Sales Agent shall promote only the Company's beta glucan products for oral use and agrees it will not promote any beta glucan products other than the Company's beta glucan products.

4.4 The Sales Agent will be responsible for providing all customer service necessary or requested by Customers prior to final submission of account documents to the Company.

4.5 Any product complaints received by the Sales Agent with respect to the Products shall be promptly submitted to the Company for the Company's consideration, investigation and response to the relevant Customer.

5. **Company responsibilities**.

5.1 The Company shall, at its sole expense, provide the Sales Agency with all marketing and technical information concerning the Products.

5.2 The Company shall provide delivery based on commitments to the best of its ability.

6. **Confidentiality.**

6.1 The Sales Agent understands it may gain knowledge to certain information or materials that are of high value to the Company. Information of high value may not be disclosed to third parties under any circumstances during the term of this Sales Agency Agreement. All information marked confidential by the Company will remain as so unless prior written consent from the Company has been obtained.

6.2 The previously executed non-disclosure agreement by the Parties shall apply to any confidential information of the Sales Agent disclosed to the Company and/or its employees, officers, contractors or agents.

7. **Indemnification.**

7.1 It is and will remain the Company's sole responsibility to develop, design, manufacture and produce all of its Products, and information relating to the Products, as well as to maintain and protect all intellectual property and trade names owned by the Company with respect to the Products

7.2 The Company agrees to indemnify and hold the Sales Agent harmless against as well as pay any and all claims, liabilities, costs, losses, fees and/or damages that may result from (i) the infringement of the Company's patents, trade names, or Products; and (ii) any claim by a third party that the Company's Products and/or trademarks infringe the intellectual property rights of a third party.

7.3 Furthermore, the Company will indemnify the Sales Agent with any claims, liabilities, costs, losses, fees and/or damages arising from warranty claims, breach of contract, product liability claims, and/or negligence claims. If the Sales Agent receives any notices with any proceedings relating to the above instances such notices shall be delivered to the Company and the Company shall defend, at its sole cost, any such litigation. The Sales Agent's consent shall be required for any settlement which may impose any obligation on the Sales Agent.

8. **Insurance**

8.1 The Company shall maintain, at all times during the Term of this Agreement , comprehensive general liability and product liability insurance, and shall, upon the request of the Sales Agent provide the Sales Agent with a certificate of insurance attesting to the existence of such insurance.

9. **Limitation of Liability**

9.1 Nothing in this Agreement shall limit or exclude the liability of either Party for:

9.1.1 death or personal injury caused by its negligence;

9.1.2 fraud or fraudulent misrepresentation;

9.1.3 liabilities under the indemnities provided for under clause 8; or

9.1.4 any matter in respect of which it would be unlawful to exclude or restrict liability.

9.2 Subject to clause 9.1 above, neither Party shall be liable for indirect, special or consequential loss or damage, including, but not limited to, loss of profits, business opportunities, contracts or goodwill,

whether as a result of breach of contract, breach of warranty or tort (including negligence) or otherwise.

9.3 The Sales Agent's total liability to the Company under this Agreement shall in no circumstances exceed the Commission paid by the Company to the Sales Agent.

10. **Term and Termination**.

10.1 The Sales Agency Agreement shall remain in full force for a period of 2 years from the Effective Date, subject to any earlier termination in accordance with clauses 10.2 and 10.3 (the Term).

10.2 The Sales Agency Agreement may be terminated by either Party:

10.2.1 upon six month's written notice to the other Party;

10.2.2 in the event of the other Party filing for bankruptcy (or equivalent procedure in any other jurisdiction);

10.2.3 if the other Party commits a material breach of any term of this Sales Agency Agreement which breach is irremediable or, if such breach is remediable, fails to remedy such breach within thirty (30) days after being notified in writing to do so; or

10.2.4 in the event of the other Party's conviction of a crime or action that impacts upon that Party's performance of its obligations and ability to abide by the terms of the Sales Agency Agreement.

10.3 The Sales Agency Agreement may be terminated by the Company in the event that it serves a notice on the Sales Agency notifying the Sales Agency that it has failed to comply with the prior year's agreed annual quota (as provided for under clause 4.2).

10.4 Termination or expiry of the Sales Agency Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Sales Agency Agreement which existed at or before the date of termination or expiry.

10.5 Prior to the 2 year termination, it is the intent of the Parties to renegotiate a new agreement three months before the end of term if it is to the mutual benefit of the Sales Agent and Immudyne Nutritional.

10.6 Upon notice of termination, the Sales Agent shall be entitled to receive the Twelve and a half percent (12.5%) commission for a run-off period of twelve (12) months; However, if there is an unremedied material breach, crime, or bad action then the Sales Agent would not be entitled to the run-off period commission.

11. **Notices**. Any and all notifications to this Sales Agency Agreement shall be delivered in writing to a Party at its registered office and shall be delivered personally, or sent by pre-paid registered post, or by commercial courier, or email.

12. **Assignment**. Both Parties agree not to transfer or assign this Sales Agency Agreement or any of its rights or obligations thereunder without prior written consent of the other Party.

13. **Warranties and Compliance with Law.**

13.1 Both Parties agree to comply with all governmental laws and regulations.

13.2 The Company undertakes and warrants that it shall:

13.2.1 maintain all regulatory approvals required for the manufacture and sale of the Products in the Territory; and

13.2.2 manufacture the Products in accordance with the 'Good Manufacturing Practices.

13.3 As of the date hereof and during the immediately preceding five years, there have not been any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority or other third party threatened, commenced or pending against the Company and the Company has not received any notice of intellectual property infringement with respect to the Product or the Company's intellectual property, including the Company's right to manufacture, use, sell or licence the Product.

13.4 The Company warrants that the Company owns all intellectual property rights and manufacturing know-how pertaining to the Product and that the manufacture, sale, putting on the market and/or distribution of the Product does not infringe the intellectual property rights of any third party.

14. **Legal.**

14.1 This Sales Agency Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the laws of Florida.

14.2 The Parties agree to seek mediation prior to proceeding to arbitration.

14.3 If mediation is not successful the Parties agree that legally binding arbitration shall take place in Florida, or any other location mutually agreeable to the Parties, by the American Arbitration Association in accordance with its Commercial Rules, except as modified herein. The arbitrator shall be elected as follows: in the event the Company and the Sales Agreement agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and Sales Agent do not so agree, the Company and Sales Agent shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "Panel"). At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or the Sales Agent and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

15. **Property Rights.**

15.1 Although the Sales Agent is authorized to promote the Company's goods, the Sales Agent is not granted ownership of those goods and shall not act as owner of the Products at any time. The Sales Agent understands and agrees the Company is the rightful owner of any titles, rights, interest in the Products included in this Sales Agency Agreement. The Sales Agent will be permitted to promote the Products in accordance with this agreement and upon termination or expiry will relinquish any rights obtained.

the Products in accordance with this agreement and upon termination or expiry will relinquish any rights obtained.

16. **Modification.**

16.1 In the event any modifications or changes are required to this Sales Agency Agreement while in effect, such changes must be submitted in writing and approved by both Parties prior to changes coming into effect.

17. **Entirety.**

17.1 This Sales Agency Agreement and its entirety shall constitute as the entire agreement between the parties. This Sales Agency Agreement supersedes any previous agreements whether oral or written between the parties.

By signing below, both Parties acknowledge and agree to all the terms and conditions set forth within this Sales Agency Agreement.

Execution Page to Sales Agency Agreement

Signed for and on behalf of Immudyne Nutritional

Name: Mark McLaughlin
Title: Chief Executive Officer

Signature: [signature]

Signed for and on behalf of Hestia Insight Inc

Name: Edward C. Lee
Title: Chief Executive officer

[signature] JUNE 22, 2020

Signature: ____________________

APPENDIX 1

Products

Immudyne Nutritional's Proprietary Yeast Beta Glucan for Oral Use (also called NQ, and PureMune)

Signed for and on behalf of Immudyne Nutritional

Name: Mark McLaughlin
Title: Chief Executive Officer
Signature:

Signed for and on behalf of Hestia Insight Inc

Name: Edward C. Lee
Title: Chief Executive Officer
Signature: ____________ June 22, 2020

Appendix 2

Approved Customer List: June 21, 2020

1. China National Pharmaceutical Group (中国国药集团)
2. Bright Food Group (上海光明集团)
3. Zhengzhou SanQuan Foods Co. Ltd (郑州三全食品)
4. Henan Heluotaida Biotech Co. Ltd. (河南河洛泰达生物科技)
5. Hangzhou Yiwen Cell Biotech Co. Ltd. (杭州易文赛生物科技)
6. Shanghai Grandvista Biotech Co. Ltd. (上海宏俊生物科技)
7. China Chemical & Pharma Co. Ltd. (中国化学制药)
8. Chuanhwa Chem Synthesis & Biotech. (中化合成生技)
9. Chuanhwa Yuming Healthcare Co.Ltd. (中化益民健康)
10. Far East Biotech Co. Ltd. (远东生物科技)

Signed for and on behalf of Immudyne Nutritional

Name: Mark McLaughlin
Title: Chief Executive Officer

Signature:

Signed for and on behalf of Hestia Insight Inc

Name: Edward C. Lee
Title: Chief Executive Officer

Signature: